THIRD AMENDMENT TO SHARE EXCHANGE AGREEMENT

This Third Amendment to Share Exchange Agreement (this "Amendment") is entered as of this 11th day of June, 2002, to amend that certain Share Exchange Agreement (the "Exchange Agreement") dated November 7, 2001, as previously amended by the Amendment to Share Exchange Agreement dated February 11, 2002 and by the Second Amendment to Share Exchange Agreement dated April 30, 2002 (collectively, the "Exchange Agreement") by and among FACT Corporation, previously known as Capital Reserve Corporation, a Colorado corporation ("FACT Corp.") and Food and Culinary Technology Group, Inc., a Nevada corporation ("FACT Group"), and the shareholders of FACT, namely International Securities Group, Inc., a Nevada corporation, TMAmerican Holdings Limited, a Nova Scotia corporation, SN Global Investments Inc. a Nova Scotia corporation, Food Information Services Inc., an Ontario corporation, Gallus Importations Inc., a Quebec corporation, Steven M. Schechter, Jennifer Flynn, and Steven Capodicasa.

WHEREAS, the Exchange Agreement provides in Subsection 3.C thereof, among other things, that FACT Corp. shall provide FACT Group with funding of at least $500,000 by June 30, 2002 and additional funding of $2,500,000 within 120 days from June 30, 2002.

WHEREAS, the parties now wish to amend such provision of the Exchange Agreement as set forth below in this Amendment.

NOW THEREFORE, upon full and complete execution hereof, the Exchange Agreement is deemed to be amended as follows:

1. All undefined terms used herein shall have the meaning ascribed thereto in the Exchange Agreement.

2. Subsection 3.C of the Agreement is hereby amended to read in its entirety as follows:

"C. (i) Capital Reserve, upon execution of this Agreement, will commence a private placement of its securities to raise up to $3 million USD (the "Offering"), which shall be provided to FACT Group, subject to approval by Capital Reserve of a rolling twelve-month budget, which shall be reviewed and revised on a quarterly basis, and a use of proceeds for such funds. Upon completion of the Offering, the FACT Shares shall immediately be released from Escrow and the Escrow Agent shall deliver them to Capital Reserve, along with all powers of attorney, corporate resolutions and medallion signature guarantees necessary to effect transfer of the FACT Shares to Capital Reserve. Capital Reserve shall use its best efforts to complete the Offering as promptly as possible.

(ii) Until the FACT Shares are released from Escrow to Capital Reserve due to the completion of the Offering, all amounts provided to FACT Group by Capital Reserve shall be deemed to be a loan from Capital Reserve to FACT and shall accrue interest on the amount funded to FACT Group at the rate of ten percent per annum. If at any time Capital Reserve terminates this Agreement or notifies FACT Group that it has terminated the Offering prior to completion of funding to FACT Group the amounts set forth above in Subsection 3.C(i), then the loan shall be repaid by FACT Group pursuant to the following terms: (a) during the first six (6) months from the date of action referred to in the immediately preceding sentence, no payments shall be required and interest shall continue to accrue on the principal balance; (b) after such six month period of time, all accrued and unpaid interest shall be added to the principal balance of the loan and FACT Group shall make monthly payments to Capital Reserve equal to the amount of interest that accrues on such new balance each month; (c) the entire balance of the loan shall be due and payable on the date that is twenty-four months from the date of termination of this Agreement or termination of the Offering, as the case may be; and (d) a late charge of five percent shall be assessed for any payment that is not made within fifteen days of the due date of such payment.

(iii) In the event that the entire balance of the loan is not repaid on the date described above, the loan and all accrued interest and unpaid interest shall accrue interest at a default rate of fifteen percent (15%) per annum, provided, however, that the responsibility to repay such loan shall be a corporate responsibility of FACT Group and shall not be deemed a personal obligation of the Shareholders, either jointly or severally. In the event of termination of this Agreement or termination of the Offering, the FACT Shares shall remain in escrow until all amounts deemed to be loaned to FACT Group under this Subsection 3.C have been repaid, along with all accrued interest thereon.

(iv) In the event that FACT Group defaults on the repayment terms described above in this Subsection 3.C and such default is not cured within thirty (30) days from receipt of notice of default, then the FACT Shares shall immediately be released to Capital Reserve."

3. Due to the fact that Mr. Richard Gibbs has withdrawn as a shareholders of FACT Group and agreed to surrender his shares of FACT Group, all of the parties hereby agree that this Amendment is fully effective without Mr. Gibbs' execution hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and the year first above written.

FOOD AND CULINARY TECHNOLOGY GROUP INC., a Nevada corporation	FACT CORPORATION, a Colorado corporation
By: /s/ Susan Niedermayr Name: Susan Niedermayr Title: President	By: /s/ Jacqueline Danforth Name: Jacqueline Danforth Title: President
INTERNATIONAL SECURITIES GROUP INC., a Nevada corporation
By: /s/ W. Scott Lawler Name: W. Scott Lawler Title: President
TMAMERICAN HOLDINGS LTD., a Nova Scotia corporation
By: /s/ Thomas Murdoch Name: Thomas Murdoch Title: President	/s/ Steven Schechter STEVEN SCHECHTER
SN GLOBAL INVESTMENTS INC., a Nova Scotia corporation
By: /s/ Susan Niedermayr Name: Susan Niedermayr Title: President	/s/ Jennifer Flynn JENNIFER FLYNN
GALLUS INVESTMENTS INC., a Quebec corporation
By: /s/ Paul Niedermayr Name: Paul Niedermayr Title: President	/s/ Steve Capodicasa STEVE CAPODICASA
FOOD INFORMATION SERVICES INC., an Ontario corporation
By: /s/ Brian Raines Name: Brian Raines Title: President
MCINNES COOPER
By: /s/ Joseph A. F. Macdonald, Q.C. Name: Joseph A.F. Macdonald, Q.C.